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                                                                    EXHIBIT 99.2
                             FOR IMMEDIATE RELEASE

             Imperial Credit Commercial Mortgage Investment Corp.
                      Rejects Unsolicited Merger Proposal
               From Wilshire Real Estate Investment Trust, Inc.

                 Third Quarter Dividend To Be $0.33 per Share

                    Additional Share Repurchase Authorized

LOS ANGELES, CALIFORNIA, September 21 1998 - Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC" or the "Company") (Nasdaq: ICMI) said today that its Board of Directors voted unanimously to reject the unsolicited proposal from Wilshire Real Estate Investment Trust, Inc. ("WREI") (Nasdaq: WREI) to negotiate a merger with ICCMIC as not in the best interests of the Company and its shareholders.

ICCMIC said that its Board of Directors, working in conjunction with Friedman, Billings, Ramsey & Co., Inc., thoroughly reviewed the WREI proposal and determined that the interests of ICCMIC's shareholders would not be best served by the Company pursuing a transaction with WREI.

In determining not to enter into negotiations with WREI, the Board considered, among other things:

 .    the Board's belief that the WREI proposal is inadequate and does not reflect the inherent value of ICCMIC and its portfolio of assets

 .    the advice of Friedman, Billings, Ramsey & Co., Inc. that the WREI proposal is inadequate and not in the best interests of ICCMIC and its shareholders

 .    the Board's belief that ICCMIC's continued pursuit of its business plan will produce greater short-term and long-term value for ICCMIC's shareholders than the WREI proposal

 .    the Board's belief that the substantial discount to the book value of
     ICCMIC's assets at which the Company's stock currently trades should decrease significantly as current dislocations in the equity and mortgage-backed securities markets are resolved

 .    the Board's belief that the highly-leveraged nature of the assets held by
     WREI as well as the risk profile of such assets would expose shareholders of an entity holding such assets to significant risks

 .    WREI's apparent lack of liquidity
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 .  the fact that WREI's management team is not dedicated exclusively to WREI

 . the fact that WREI's stock, which WREI proposes to exchange for ICCMIC stock, is very thinly traded

ICCMIC said that it intends to continue its strategy of investing in commercial and multifamily mortgage loans and real estate and other real estate related assets meeting the Company's risk-adjusted yield requirements.

          ICCMIC Announces Third Quarter Dividend of $0.33 per Share

ICCMIC today also announced that its Board of Directors has declared a cash dividend of $0.33 per share of common stock for the quarter ending September 30, 1998. The $0.33 dividend will be payable on October 14, 1998 to shareholders of record at the close of business on September 30, 1998.

      ICCMIC Announces Share Repurchases and Additional Share Repurchase
                                 Authorization

ICCMIC today also reported that it has completed the repurchase of 5.4 million shares of its common stock in the open market and in private transactions pursuant to its two previously announced repurchase plans, each for 3 million shares. The 5.4 million shares of common stock repurchased by the Company represent approximately 15.7% of the aggregate shares outstanding as of June 30, 1998. The shares were repurchased at a total cost of $51.9 million, or a weighted average cost of $9.61 per share.

In addition, the Board of Directors today authorized the Company, subject to certain conditions, to repurchase up to an additional 6 million shares of its common stock in the open market and in private transactions, bringing to 12 million the total number of shares that the Company has been authorized to repurchase.

H. Wayne Snavely, Chairman of the Board of the Company, stated, "The repurchases will provide liquidity to those shareholders who want to sell at current price levels while at the same time being immediately accretive to the Company's earnings, FFO and dividends per share."

                           ICCMIC Adopts Rights Plan

The Board of Directors of ICCMIC has also authorized a dividend distribution of one Preferred Share Purchase Right on each outstanding share of ICCMIC common stock. The Rights are designed to assure that all of ICCMIC's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to gain control of the Company without paying all stockholders a premium for that control.

The Rights are intended to enable all ICCMIC stockholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should
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encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

The Rights will be exercisable only if a person or group in the future acquires 10% or more of ICCMIC's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 10% or more of the common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercisable price of $40.

If a person or group in the future acquires 10% or more of ICCMIC's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of ICCMIC's common shares having a market value of twice that price. In addition, if ICCMIC is acquired in a merger or other business combination transaction after a person has acquired 10% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice that price. The acquiring person would not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of 10% or more of the Company's common stock, the Rights will be redeemable for $0.0001 per Right at the option of the Company's Board of Directors.

The dividend distribution of Preferred Share Purchase Rights will be made on September 21, 1998, payable to stockholders of record on that date, and will not be taxable to stockholders. The Rights will expire on September 21, 2008.

                                 *  *  *  *  *

ICCMIC is a publicly traded real estate investment trust that invests primarily in multifamily and commercial mortgage loans, real property and interests in multifamily and commercial mortgage-backed securities. The Company is managed by Imperial Credit Commercial Asset Management Corp., a wholly owned subsidiary of Imperial Credit Industries, Inc. (Nasdaq: ICII).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of the forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's Registration Statement on Form S-11, as amended, and other documents filed by the Company with the Securities and Exchange Commission.

For additional information, please contact Patricia Sturms of Abernathy MacGregor Frank at (212) 371-5999, Michael Meltzer, Chief Financial Officer, at
(310) 231-5906 or Karen Montandon, Investor Relations, at (310) 791-8022.